Intrepid Announces Second Quarter 2019 Results

DENVER, August 6, 2019 - Intrepid Potash, Inc. (Intrepid) (NYSE:IPI) today reported its results for the second quarter of 2019.

Key Takeaways for Q2 2019

•	Net income of $5.6 million, or $0.04 per share, a $6.6 million increase compared to prior year second quarter net loss of $1.0 million, or $(0.01) per share.

•	Adjusted EBITDA(1) of $14.9 million.

•	Cash flow from operations of $23.6 million.

•
Potash, Trio®, and oilfield solutions segment gross margins of $8.2 million, $1.5 million, and $3.5 million, increases of $2.0 million, $3.7 million, and $0.2 million, respectively, compared to the prior year second quarter.

•	Acquired Dinwiddie Jal Ranch (Intrepid South) on May 1.

Recent Developments

•
Signed a joint marketing agreement with NGL Energy Partners (NGL) for Intrepid to handle the development, transportation, marketing, and sale of water from approximately 185,000 acres of the companies’ properties in the Northern Delaware Basin.

•
Announced the acquisition, together with NGL, of land in Texas near Intrepid South for the development of a produced water disposal facility and to facilitate water recycling plans. Successfully permitted five disposal wells on the property.

•	Entered into an amended credit facility, moving from a $50 million asset-backed revolving facility to a $75 million cash-flow revolving facility with a $75 million accordion.

"Since our last earnings announcement, we have undertaken one of our most productive and rewarding three-month periods in recent memory, highlighted by multiple acquisitions and an additional, strategic partnership in our growing oilfield solutions segment," said Bob Jornayvaz, Intrepid's Executive Chairman, President, and CEO. "To top it off, we delivered a solid second quarter as our diversified revenue streams provided a boost to overall results and our potash and Trio® segments managed good results despite a challenging spring season that saw record wet weather throughout most of the country. Operations at Intrepid South exceeded our expectations during the quarter, adding meaningfully to the bottom line through sales of water and other oilfield-related revenue streams. We expect water sales to ramp up in the second half of the year as water-transfer infrastructure and takeaway capacity increase in the Delaware Basin. We continue to expect total water sales for the year towards the high end of the $20 million to $30 million range."

Jornayvaz continued, “Recent summer fill program announcements for potash and Trio® have produced a solid order book for our agricultural products entering the third quarter, albeit at reduced prices. Our joint marketing agreement with NGL and the acquisition of land in Texas for the development of a produced water disposal facility with NGL are the latest steps in pursuing our goal to expand our oilfield solutions footprint and increase the cash flow from Intrepid South. Our improved financial position and cash flow generation over the past 18 months have allowed us to return to an entrepreneurial mindset, and we believe we are well-positioned to pursue additional opportunities across our business segments."

Consolidated Results

Intrepid generated second quarter 2019 net income of $5.6 million, or $0.04 per share, and first half 2019 net income of $11.8 million, or $0.09 per share. Consolidated gross margin increased to $13.2 million and $26.3 million in the second quarter and first half of 2019, respectively, compared to the prior-year periods. These increases were driven primarily by improvements in the average net realized sales price(1) of potash and increased byproducts sales.

Segment Highlights

Potash

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in thousands, except per ton data)
Sales	$35,547	$32,055	$69,877	$62,661
Gross margin	$8,228	$6,278	$17,592	$11,254

Potash sales volumes (in tons)	95	98	183	195
Potash production volumes (in tons)	56	45	167	170

Average potash net realized sales price per ton(1)	$299	$254	$294	$249

Gross margin in the second quarter of 2019 increased $2.0 million, or 31%, compared to the second quarter of 2018, as increased market prices for potash drove an 18% increase in average net realized sales price per ton. First half 2019 gross margin increased $6.3 million, or 56%, compared to the prior-year period, as higher average net realized sales price per ton was partially offset by a 6% decrease in sales volume due to continued wet weather in parts of the U.S.

Second quarter 2019 production volume increased compared to the prior year due to timing of harvest from Intrepid's solar ponds.

Trio®

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in thousands, except per ton data)
Sales	$21,435	$19,134	$39,245	$40,954
Gross margin (deficit)	$1,454	$(2,235)	$2,186	$(4,312)

Trio® sales volume (in tons)	71	69	127	146
Trio® production volume (in tons)	66	55	129	102

Average Trio® net realized sales price per ton(1)	$196	$191	$200	$193

Gross margin improved to $1.5 million during the second quarter of 2019 on higher average net realized sales price per ton and increased byproduct water sales. First half 2019 gross margin improved to $2.2 million, an increase of $6.5 million compared to the prior-year period, primarily as a result of increased byproduct water sales and lower cost of goods sold. Lower cost of goods sold resulted from recovery-rate improvements over the past year and more product sold into international markets, some of which carried lower per ton inventory cost due to previous write-downs based on an estimate of net realizable value.

Second quarter 2019 sales volume increased 3% compared to the prior-year period as increased international shipments were mostly offset by lower domestic volumes. First half 2019 sales decreased 13% compared to the prior year as continued wet weather in parts of the U.S. and uncertainty surrounding price towards the end of the second quarter resulted in decreased domestic sales.

Second quarter and first half 2019 production volume increased 20% and 26%, respectively, compared to the prior year, as Intrepid converted more work-in-process inventory into premium Trio®.

Oilfield Solutions

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in thousands)
Sales	$5,641	$3,987	$12,263	$8,880
Gross margin	$3,489	$3,243	$6,561	$7,544

Sales increased $1.7 million, or 41%, in the second quarter of 2019 compared to the same period in 2018 mainly due to a $1.0 million increase in sales of products such as high-speed mixing and trucking, caliche, produced water disposal royalties, and right-of-way or damages revenue associated with Intrepid South.

Gross margin in the second quarter of 2019 increased $0.2 million, or 8%, compared to the prior year as improved sales were partially offset by expenses associated with the Intrepid South acquisition and costs related to high-speed mixing and trucking services and water sales.

First half 2019 sales increased $3.4 million, or 38%, due to $2.0 million in sales of potassium chloride brine used in high-speed mixing services and a $1.7 million increase in other sales. Water sales decreased $0.4 million compared to the first half of 2018 due to an increase in sales classified as a byproduct of our potash or Trio® segment.

Costs related to the sales of potassium chloride brine and water and the Intrepid South acquisition resulted in a $1.0 million decrease in gross margin in the first half of 2019 compared to the first half of 2018.

Liquidity

Cash provided by operations was $23.6 million during the second quarter of 2019. Cash spent on investing activities was $61.8 million, primarily due to the Intrepid South acquisition in May 2019. As of June 30, 2019, Intrepid had $15.5 million in cash and cash equivalents and $20.9 million available to borrow under its credit facility. As of June 30, 2019, Intrepid had $50 million of senior notes outstanding and $20 million outstanding under its credit facility with Bank of Montreal.

In August 2019, Intrepid amended its credit facility to change it from an asset-backed revolving credit facility to a cash-flow revolving credit facility, to increase the amount available under the facility from $50 million to $75 million plus an additional $75 million accordion, and to extend the maturity date to August 1, 2024.

Notes

1 Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) and average net realized sales price per ton are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.

Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the quarter is scheduled for August 6, 2019, at 10:00 a.m. ET. The dial-in number is 1-800-319-4610 for U.S. and Canada, and is +1-631-891-4304 for other countries. The call will also be streamed on the Intrepid website, intrepidpotash.com.

An audio recording of the conference call will be available through September 6, 2019, at intrepidpotash.com and by dialing 1-800-319-6413 for U.S. and Canada, or +1-631-883-6842 for other countries. The replay will require the input of the conference identification number 3448.

About Intrepid

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed, and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield products and services.

Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid's mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance, cash flow from operations expectations, water sales, production costs, acquisition expectations and operating plans, and its market outlook. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•	changes in the price, demand, or supply of Intrepid's products and services;

•
Intrepid's ability to successfully identify and implement any opportunities to grow its business whether through expanded sales of water, Trio®, byproducts, and other non-potassium related products or other revenue diversification activities;

•	challenges to Intrepid's water rights;

•	Intrepid’s ability to integrate the Intrepid South assets into its existing business and achieve the expected benefits of the acquisition;

•	Intrepid's ability to sell Trio® internationally and manage risks associated with international sales, including pricing pressure and freight costs;

•	the costs of, and Intrepid's ability to successfully execute, any strategic projects;

•	declines or changes in agricultural production or fertilizer application rates;

•	declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;

•	Intrepid's ability to comply with the terms of its senior notes and its revolving credit facility, including the underlying covenants, to avoid a default under those agreements;

•	further write-downs of the carrying value of assets, including inventories;

•
circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;

•	changes in reserve estimates;

•	currency fluctuations;

•	adverse changes in economic conditions or credit markets;

•	the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;

•	adverse weather events, including events affecting precipitation and evaporation rates at Intrepid's solar solution mines;

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;

•	changes in the prices of raw materials, including chemicals, natural gas, and power;

•	Intrepid's ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services;

•	Intrepid's inability to fund necessary capital investments; and

•
the other risks, uncertainties, and assumptions described in Intrepid's periodic filings with the Securities and Exchange Commission, including in "Risk Factors" in Intrepid's Annual Report on Form 10-K for the year ended December 31, 2018, as updated by subsequent Quarterly Reports on Form 10-Q.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make.

All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Matt Preston, Investor Relations
Phone: 303-996-3048
Email: matt.preston@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2019 AND 2018
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Sales	$62,512	$55,176	$120,066	$112,495
Less:
Freight costs	11,293	9,789	21,749	20,272
Warehousing and handling costs	2,230	2,603	4,466	4,877
Cost of goods sold	35,818	35,422	67,512	72,079
Lower of cost or net realizable value inventory adjustments	—	76	—	781
Gross Margin	13,171	7,286	26,339	14,486

Selling and administrative	6,355	6,190	12,162	10,160
Accretion of asset retirement obligation	417	417	834	834
Care and maintenance expense	65	118	214	247
Other operating (income) expense	(83)	703	288	869
Operating Income	6,417	(142)	12,841	2,376

Other Income (Expense)
Interest expense, net	(806)	(878)	(1,409)	(1,756)
Interest income	—	—	—	99
Other income	—	62	334	80
Income Before Income Taxes	5,611	(958)	11,766	799

Income Tax Expense	—	—	—	—
Net Income (Loss)	$5,611	$(958)	$11,766	$799

Weighted Average Shares Outstanding:
Basic	128,896	127,861	128,813	127,762
Diluted	131,043	127,861	130,985	130,966
Earnings Per Share:
Basic	$0.04	$(0.01)	$0.09	$0.01
Diluted	$0.04	$(0.01)	$0.09	$0.01

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF JUNE 30, 2019 AND DECEMBER 31, 2018
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$15,508	$33,222
Accounts receivable:
Trade, net	24,553	25,161
Other receivables, net	1,729	597
Inventory, net	82,200	82,046
Prepaid expenses and other current assets	3,294	4,332
Total current assets	127,284	145,358

Property, plant, equipment, and mineral properties, net	388,157	346,209
Long-term parts inventory, net	29,783	30,031
Intangible Assets	15,892	2,311
Other assets, net	6,533	1,322
Total Assets	$567,649	$525,231

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$6,440	$9,107
Related parties	28	28
Income taxes payable	816	914
Accrued liabilities	10,507	8,717
Accrued employee compensation and benefits	5,973	4,124
Advances on credit facility	20,000	—
Current portion of long-term debt	20,000	—
Other current liabilities	15,010	11,891
Total current liabilities	78,774	34,781

Long-term debt, net	29,697	49,642
Asset retirement obligation	23,909	23,125
Operating lease liabilities	3,827	—
Other non-current liabilities	420	420
Total Liabilities	136,627	107,968

Commitments and Contingencies
Common stock, $0.001 par value; 400,000,000 shares authorized;
129,170,282 and 128,716,595 shares outstanding
at June 30, 2019, and December 31, 2018, respectively	129	129
Additional paid-in capital	651,195	649,202
Retained deficit	(220,302)	(232,068)
Total Stockholders' Equity	431,022	417,263
Total Liabilities and Stockholders' Equity	$567,649	$525,231

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2019 AND 2018
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Cash Flows from Operating Activities:
Net income (loss)	$5,611	$(958)	$11,766	$799
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Allowance for doubtful accounts	—	379	—	379
Depreciation, depletion and amortization	8,073	7,560	16,819	16,075
Accretion of asset retirement obligation	417	417	834	834
Amortization of deferred financing costs	69	184	137	367
Stock-based compensation	1,231	1,347	2,262	2,294
Lower of cost or net realizable value inventory adjustments	—	76	—	781
Loss (gain) on disposal of assets	20	(50)	39	(84)
Allowance for parts inventory obsolescence	—	15	4	15
Changes in operating assets and liabilities:
Trade accounts receivable, net	3,664	8,018	607	(3,810)
Other receivables, net	(770)	(1,126)	(1,132)	(1,333)
Refundable income taxes	—	(181)	—	2,663
Inventory, net	4,181	6,718	90	12,727
Prepaid expenses and other current assets	1,088	514	1,191	1,428
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(1,852)	(3,198)	603	(3,197)
Income tax payable	(98)	172	(98)	172
Operating lease liabilities	(491)	—	(970)	—
Other liabilities	2,474	4,385	(414)	8,066
Net cash provided by operating activities	23,617	24,272	31,738	38,176

Cash Flows from Investing Activities:
Additions to property, plant, equipment, mineral properties and other assets	(51,559)	(2,408)	(55,517)	(8,878)
Additions to intangible assets	(13,581)	—	(13,581)	—
Deposit on asset purchase	3,250	—	—	—
Proceeds from sale of property, plant, equipment, and mineral properties	68	58	68	92
Net cash used in investing activities	(61,822)	(2,350)	(69,030)	(8,786)

Cash Flows from Financing Activities:
Proceeds from short-term borrowings on credit facility	30,000	—	30,000	13,500
Repayments of short-term borrowings on credit facility	(10,000)	(1,500)	(10,000)	(17,400)
Employee tax withholding paid for restricted stock upon vesting	(166)	(309)	(278)	(371)
Proceeds from exercise of stock options	—	36	9	47
Net cash provided by (used in) financing activities	19,834	(1,773)	19,731	(4,224)

Net Change in Cash, Cash Equivalents and Restricted Cash	(18,371)	20,149	(17,561)	25,166
Cash, Cash Equivalents and Restricted Cash, beginning of period	34,514	6,566	33,704	1,549
Cash, Cash Equivalents and Restricted Cash, end of period	$16,143	$26,715	$16,143	$26,715

Supplemental disclosure of cash flow information
Net cash paid (refunded) during the period for:
Interest	$1,113	$1,481	$1,162	$1,576
Income taxes	$98	$8	$98	$(2,835)
Accrued purchases for property, plant, equipment, and mineral properties	$3,174	$651	$3,174	$651
Right-of-use assets exchanged for operating lease liabilities	$810	$—	$6,726	$—

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2019 AND 2018
(In thousands, except per share amounts)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted EBITDA and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net income (loss) adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful, and believe it to be useful for investors, because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.

Reconciliation of Net Income to Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in thousands)
Net Income (Loss)	$5,611	$(958)	$11,766	$799
Interest expense	806	878	1,409	1,756
Depreciation, depletion, and amortization	8,073	7,560	16,819	16,075
Accretion of asset retirement obligation	417	417	834	834
Total adjustments	9,296	8,855	19,062	18,665
Adjusted EBITDA	$14,907	$7,897	$30,828	$19,464

Average Potash and Trio® Net Realized Sales Price per Ton

Average net realized sales price per ton for potash is calculated as potash segment sales less potash segment byproduct sales and potash freight costs and then dividing that difference by the number of tons of potash sold in the period. Likewise, average net realized sales price per ton for

Trio® is calculated as Trio® segment sales less Trio® segment byproduct sales and Trio® freight costs and then dividing that difference by Trio® tons sold. Intrepid considers average net realized sales price per ton to be useful, and believe it to be useful for investors, because it shows Intrepid's potash and Trio® average per ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, some of Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze potash and Trio® sales and price trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended June 30,
	2019		2018
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$35,547	$21,435	$32,055	$19,134
Less: Segment byproduct sales	3,527	1,073	3,867	294
Freight costs	3,604	6,471	3,276	5,655
Subtotal	$28,416	$13,891	$24,912	$13,185

Divided by:
Tons sold	95	71	98	69
Average net realized sales price per ton	$299	$196	$254	$191

	Six Months Ended June 30,
	2019		2018
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$69,877	$39,245	$62,661	$40,954
Less: Segment byproduct sales	9,312	2,332	7,408	878
Freight costs	6,847	11,507	6,735	11,931
Subtotal	$53,718	$25,406	$48,518	$28,145

Divided by:
Tons sold	183	127	195	146
Average net realized sales price per ton	$294	$200	$249	$193

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2019 AND 2018
(In thousands)

	Three Months Ended June 30, 2019
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$32,020	$—	$218	$(111)	$32,127
Trio®	—	20,362	—	—	20,362
Water	457	938	4,270	—	5,665
Salt	2,368	135	—	—	2,503
Magnesium Chloride	206	—	—	—	206
Brines	496	—	—	—	496
Other	—	—	1,153	—	1,153
Total Revenue	$35,547	$21,435	$5,641	$(111)	$62,512

	Six Months Ended June 30, 2019
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$60,565	$—	$2,040	$(1,319)	$61,286
Trio®	—	36,913	—	—	36,913
Water	797	1,879	8,375	—	11,051
Salt	5,369	453	—	—	5,822
Magnesium Chloride	1,946	—	—	—	1,946
Brines	1,200	—	—	—	1,200
Other	—	—	1,848	—	1,848
Total Revenue	$69,877	$39,245	$12,263	$(1,319)	$120,066

	Three Months Ended June 30, 2018
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$28,188	$—	$—	$—	$28,188
Trio®	—	18,840	—	—	18,840
Water	350	270	3,877	—	4,497
Salt	1,832	24	—	—	1,856
Magnesium Chloride	1,246	—	—	—	1,246
Brines	439	—	—	—	439
Other	—	—	110	—	110
Total Revenue	$32,055	$19,134	$3,987	$—	$55,176

	Six Months Ended June 30, 2018
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$55,252	$—	$—	$—	$55,252
Trio®	—	40,077	—	—	40,077
Water	520	776	8,725	—	10,021
Salt	3,565	101	—	—	3,666
Magnesium Chloride	2,651	—	—	—	2,651
Brines	673	—	—	—	673
Other	—	—	155	—	155
Total Revenue	$62,661	$40,954	$8,880	$—	$112,495

Three Months Ended June 30, 2019	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$35,547	$21,435	$5,641	$(111)	$62,512
Less: Freight costs	4,742	6,471	80	—	11,293
Warehousing and handling costs	1,319	911	—	—	2,230
Cost of goods sold	21,258	12,599	2,072	(111)	35,818
Gross Margin	$8,228	$1,454	$3,489	$—	$13,171
Depreciation, depletion, and amortization incurred[1]	$6,120	$1,520	$232	$201	$8,073

Six Months Ended June 30, 2019	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$69,877	$39,245	$12,263	$(1,319)	$120,066
Less: Freight costs	9,382	11,506	861	—	21,749
Warehousing and handling costs	2,586	1,880	—	—	4,466
Cost of goods sold	40,317	23,673	4,841	(1,319)	67,512
Gross Margin	$17,592	$2,186	$6,561	$—	$26,339
Depreciation, depletion, and amortization incurred[1]	$12,915	$3,078	$423	$403	$16,819

Three Months Ended June 30, 2018	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$32,055	$19,134	$3,987	$—	$55,176
Less: Freight costs	4,134	5,655	—	—	9,789
Warehousing and handling costs	1,411	1,182	10	—	2,603
Cost of goods sold	20,232	14,456	734	—	35,422
Lower of cost or net realizable value inventory adjustments	—	76	—	—	76
Gross Margin (Deficit)	$6,278	$(2,235)	$3,243	$—	$7,286
Depreciation, depletion, and amortization incurred[1]	$5,768	$1,625	$78	$89	$7,560

Six Months Ended June 30, 2018	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$62,661	$40,954	$8,880	$—	$112,495
Less: Freight costs	8,340	11,932	—	—	20,272
Warehousing and handling costs	2,566	2,300	11	—	4,877
Cost of goods sold	40,501	30,253	1,325	—	72,079
Lower of cost or net realizable value inventory adjustments	—	781	—	—	781
Gross Margin (Deficit)	$11,254	$(4,312)	$7,544	$—	$14,486
Depreciation, depletion and amortization incurred[1]	$12,546	$3,259	$142	$128	$16,075

(1) Depreciation, depletion, and amortization incurred for potash and Trio® excludes depreciation, depletion, and amortization amounts absorbed in or relieved from inventory.